Plexus Announces Planned Chief Financial Officer Transition

NEENAH, WI – April 29, 2026 - Plexus Corp. (NASDAQ: PLXS) announced today that Patrick Jermain, Executive Vice President and Chief Financial Officer (CFO), has elected to retire after a distinguished 15-plus year career at Plexus, including 12 years as CFO.

As part of a disciplined succession planning process, Plexus’ Board of Directors has appointed David Abuhl to succeed Mr. Jermain as Senior Vice President and Chief Financial Officer, effective May 11, 2026. Mr. Abuhl currently serves as Plexus’ Senior Vice President-Finance and is a member of the Company’s Leadership Team. To ensure a seamless transition, Mr. Jermain will remain employed by the Company and serve in an advisory role until July 31, 2026.

Todd Kelsey, Plexus’ President and Chief Executive Officer, commented, “Pat has been an exceptional partner, and I am thankful for his 15 years of dedication to Plexus. His leadership, integrity and commitment to Plexus’ success have been instrumental in our growth journey. Pat’s legacy includes fostering a high-performance and high-integrity finance culture, cultivating a tenured finance leadership team with advanced skillsets and propelling Plexus to deliver higher levels of efficiency with tremendous financial results.”

Mr. Kelsey continued, “David has made an immediate impact since joining Plexus and our Leadership Team in September 2025. His extensive financial expertise, coupled with his passion for building high-performing teams, makes him the ideal leader to guide our finance organization. I am confident that his global perspective and strategic mindset will be significant assets as we continue with our growth journey.”

Prior to joining Plexus, Mr. Abuhl spent over 15 years at Kimberly-Clark Corporation in various leadership roles across finance, treasury and investor relations. He most recently served as CFO-Enterprise Supply Chain, with financial oversight of approximately $14 billion in cost of goods sold. His previous experience includes serving as EMEA Finance Director and CFO for Kimberly-Clark Professional, a business-to-business division spanning approximately 70 countries. Mr. Abuhl holds a Masters of Business Administration from the SMU Cox School of Business and a Bachelor of Arts degree in Business and Economics from Wheaton College.

Investor and Media Contact

Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com

About Plexus Corp.

At Plexus, we help create the products that build a better world. Driven by a passion for excellence, we partner with our customers to design, manufacture and service highly complex products in demanding regulatory environments. From life-saving medical devices and mission-critical aerospace and defense products to industrial automation systems and semiconductor capital equipment, our innovative solutions across the lifecycle of a product converge where advanced technology and human impact intersect. We provide these solutions to market-leading as well as disruptive global companies in the Aerospace/Defense, Healthcare/Life Sciences, and Industrial sectors, supported by a global team of over 20,000 members across our 27 facilities. For more information about Plexus, visit our website at www.plexus.com.